Exhibit 107

Calculation of Filing Fee Tables

S-8

(Form Type)

Sana Biotechnology, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered*	Proposed Maximum Offering Price Per Unit(1)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Fees to Be Paid	Equity	Common stock, $0.0001 par value per share (“Common Stock”)	Rule 457(c), Rule 457(h)	9,464,662(2)	$6.80	$64,359,701.60	0.0000927	$5,966.14

Fees to Be Paid	Equity	Common Stock	Rule 457(c), Rule 457(h)	1,892,932(3)	$6.80	$12,871,937.60	0.0000927	$1,193.23

	Total Offering Amounts					$77,231,639.20		$7,159.37

	Total Fees Previously Paid							$—

	Total Fee Offsets							$—

	Net Fee Due							$7,159.37

*

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), the registration statement to which this exhibit relates (the “Registration Statement”) shall also cover any additional shares of the common stock of Sana Biotechnology, Inc. (“Registrant”) that become issuable under the 2021 Incentive Award Plan (the “2021 Plan”) and the 2021 Employee Stock Purchase Plan (the “ESPP”) by reason of any stock dividend, stock split, recapitalization, or similar transaction effected without the Registrant’s receipt of consideration that would increase the number of outstanding shares of common stock.

(1)

Estimated pursuant to Rule 457(c) and Rule 457(h) of the Securities Act solely for the purpose of calculating the registration fee. The proposed maximum offering price per share and proposed maximum aggregate offering price are based on the average of the high and low sale prices of the Registrant’s common stock as reported on the Nasdaq Global Select Market on May 6, 2022.

(2)

Represents additional shares of the Registrant’s common stock reserved for future grant under the 2021 Plan as a result of the automatic increase in shares reserved thereunder on January 1, 2022 pursuant to the terms thereof.

(3)

Represents additional shares of the Registrant’s common stock reserved for issuance under the ESPP as a result of the automatic increase in shares reserved thereunder on January 1, 2022 pursuant to the terms thereof.

Table 2: Fee Offset Claims and Sources

N/A